FIRST TRUST VARIABLE INSURANCE TRUST
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                 April 22, 2014


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Re:  First Trust/Dow Jones Dividend & Income Allocation Portfolio (the "Fund")


Ladies and Gentlemen:

      The undersigned, First Trust Variable Insurance Trust (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Pre-Effective Amendment No. 6 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-178767), filed on April 14, 2014, so that the same may become effective at 2:00 p.m., Eastern Time on May 1, 2014, or as soon thereafter as practicable.

                                        Very truly yours,

                                        First Trust Variable Insurance Trust

                                        By: /s/ W. Scott Jardine
                                            -------------------------------
                                            W. Scott Jardine, Secretary



                                        First Trust Portfolios L.P.

                                        By: /s/ W. Scott Jardine
                                            -------------------------------
                                            W. Scott Jardine, Secretary